Exhibit 5.2
March 4, 2010
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
     We are acting as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), and Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with the public offering of common shares of beneficial interest, par value $0.01 per share, having an aggregate offering price of up to $50,000,000.00 (the “Shares”), of the Company pursuant to the terms of that certain (i) Equity Distribution Agreement, dated March 4, 2010, among the Company, Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Merrill Lynch Equity Distribution Agreement”), and (ii) Equity Distribution Agreement, dated March 4, 2010, among the Company, the Operating Partnership and Wells Fargo Securities, LLC (together with the Merrill Lynch Equity Distribution Agreement, the "Equity Distribution Agreements”). The Shares are to be issued by the Company pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-158081) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that (i) the Shares will not be issued in violation

Board of Trustees
Colonial Properties Trust
March 4, 2010

of the ownership limits contained in the Company’s Declaration of Trust, as amended, (ii) no stop order suspending the effectiveness of the Registration Statement will have been issued and the Registration Statement shall remain in effect; and (iii) the Company will remain an Alabama real estate investment trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the applicable statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Equity Distribution Agreements.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary action on the part of the Company and, following (i) the issuance and delivery of the Shares pursuant to the terms of the Equity Distribution Agreements, and (v) receipt by the Company of the consideration for the Shares specified in the Equity Distribution Agreements and in the resolutions of the Board of Trustees of the Company and the Pricing Committee of the Board of Trustees of the Company, the Shares will be validly issued, fully paid, and non-assessable.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the foregoing opinion is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     In accordance with the general policies of this law firm in rendering legal opinion, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below. This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and prospectus supplement relating to the offering. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Board of Trustees
Colonial Properties Trust
March 4, 2010

     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus relating to the offering. Hogan & Hartson LLP, counsel to the Company, may rely on this opinion in rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sirote & Permutt, P.C.

SIROTE & PERMUTT, P.C.